Exhibit 10.8

AMENDMENT TO THE

NEWELL RUBBERMAID SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT is made by Newell Operating Company, a Delaware corporation, (the “Company”) to the Newell Rubbermaid Supplemental Executive Retirement Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company sponsors and maintains the Newell Rubbermaid Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, under Section 12.1 of the Plan, the Company has reserved the right to amend the Plan, in whole or in part, at any time, by action of the Board of Directors of the Company; and

WHEREAS, the Company now desires to amend the Plan to (i) reflect the substitution of the Company’s U.S. Benefits Administration Committee (the “BAC”) for the former Newell Rubbermaid Benefit Plans Administrative Committee and (ii) update the Change in Control termination provisions to, in part, clarify the authority of the BAC to terminate the Plan in connection with a Change in Control.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date hereof:

1.	Section 2.8 of the Plan shall be deleted and the following inserted in lieu thereof:

2.8 “Committee” means the Company’s U.S. Benefits Administration Committee, or its designee.

2.	Subsection (b) of Section 12.2 of the Plan is amended and restated, in its entirety, as follows:

(b) Change in Control. The Board, or its designee, shall have the authority, in its respective sole discretion, to terminate the Plan in connection with the Change in Control of any Participating Affiliate with respect to each Participant who experiences such Change in Control (each an “Affected Participant”) and pay each Affected Participant’s entire vested benefit to the Affected Participant or, if applicable, his beneficiary pursuant to an irrevocable action taken by the Board, or its designee, within the 30 days preceding or the 12 months following the Change in Control. Notwithstanding the foregoing, the provisions of the preceding sentence shall only apply if:

(i) all other agreements, methods, programs, and arrangements sponsored by the Participating Affiliate (or any entity which would be considered to be a single employer with the Participating Affiliate under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event and with respect to which deferrals of compensation, together with deferrals of compensation under the Plan, are treated as having been deferred under a single plan under Section 409A of the Code, are also terminated with respect to each participant therein who experienced the Change in Control event (the “Change in Control Participant”), and

(ii) each Affected Participant and each Change in Control Participant is paid all amounts of compensation deferred under the Plan and all other such terminated agreements, methods, programs, and arrangements within 12 months of the date the Board, or its designee, (and, as applicable, any entity which would be considered to be a single employer with the Participating Affiliate under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the Plan and such other agreements, methods, programs, and arrangements.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized representative.

Newell Operating Company

Dated: October 30, 2018	By:	/s/ Mark W. Johnson